UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: October 12, 2007

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01	Other Events.

On October 12, 2007, Kenneth C. Dahlberg, Chairman and Chief Executive Officer of SAIC, Inc. (Company), adopted a stock option exercise plan in order to facilitate the exercise of options to purchase up to approximately 675,000 shares of class A preferred stock of the Company. No shares of Company stock resulting from the exercise of these options are presently contemplated to be sold by Mr. Dahlberg in open market transactions at or immediately following any such exercise – after options are exercised in the manner contemplated under the stock option exercise plan, Mr. Dahlberg will own more shares of Company stock as a consequence of exercising options in this manner.

Under the stock option exercise plan, these options will be exercised by Mr. Dahlberg at pre-arranged dates through July 2008 if certain conditions are met. Payment of the exercise price of these options will be made by Mr. Dahlberg through delivery of shares of class A preferred stock and common stock of the Company (collectively, “Stock”) owned by him having a fair market value equal to the exercise price, and the applicable withholding taxes will be satisfied through withholding of shares of Stock having a fair market value equal to the amount of the statutory withholding obligation. All option holders under the Science Applications International Corporation 1999 Stock Incentive Plan (the plan under which these options were granted to Mr. Dahlberg) generally may exercise options through delivery of shares of Stock and satisfy withholding tax obligations through withholding shares of Stock.

Although Mr. Dahlberg is not selling any shares of Stock in open market transactions, the delivery by Mr. Dahlberg of shares of Stock to pay the exercise price of these options and the withholding of shares of Stock to satisfy applicable withholding taxes will be considered dispositions of those shares that will be reported on a Form 4 (Statement of Changes in Beneficial Ownership of Securities) filed with the Securities and Exchange Commission at the time these options are exercised.

Except as required by law, the Company does not undertake to report any similar stock option exercise plans or stock trading plans by other officers or directors, or to report modifications or terminations of any publicly announced plans, including Mr. Dahlberg’s stock option exercise plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)		SAIC, INC.

Date: October 12, 2007	By:	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Executive Vice President
General Counsel and Secretary

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